Exhibit 15.1

KPMG Samjong Accounting Corp.

27th Floor, Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul 06236 Republic of Korea	Tel. 82-2-2112-0100 Fax. 82-2-2112-0101 www.kr.kpmg.com

April 29, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for POSCO HOLDINGS INC. and, under the date of April 29, 2024, we reported on the consolidated financial statements of POSCO HOLDINGS INC. as of and for the years ended December 31, 2023 and 2022, and the effectiveness of internal control over financial reporting as of December 31, 2023. On April 29, 2024, the auditor-client relationship ceased.

We have read POSCO HOLDINGS INC.’s statements included under Item 16.F of its Form 20-F dated April 29, 2024, and we agree with such statements except we are not in a position to agree or disagree with POSCO HOLDINGS INC.’s statements in the first paragraph regarding the engagement of the new accountants and that the change of newly engaged accountant was approved by the audit committee, or any of POSCO HOLDINGS INC.’s statements in the second paragraph that relates to the stated reason for changing principal accountant.

Very truly yours,

/s/ KPMG Samjong Accounting Corp.